Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267222
PROSPECTUS
Up to 89,716,840 Shares of Common Stock
Up to 5,177,500 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance by us of an aggregate of up to 5,177,500 shares of our common stock, $0.0001 par value per share (the “common stock”), which consists of (i) up to 177,500 shares of common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement to AHAC Sponsor LLC (the “Sponsor”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Northland Securities, Inc. (“Northland”), in connection with the initial public offering of Alpha Healthcare Acquisition Corp. (“AHAC”), and (ii) up to 5,000,000 shares of common stock that are issuable upon the exercise of public warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). We will receive the proceeds from the exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling stockholders named in this prospectus or their permitted transferees (the “selling stockholders”) of up to 89,716,840 shares of common stock, which consists of (i) up to 17,500,000 shares of common stock issued on August 26, 2021 in a private placement pursuant to subscription agreements, dated February 17, 2021 (the “PIPE Shares”), (ii) up to 71,696,679 shares of common stock, required to be registered pursuant to that certain Investor Rights and Lock-up Agreement, dated August 26, 2021 (the “Investor Rights and Lock-up Agreement”), by and among us and certain of the selling stockholders and (iii) up to 520,161 shares of common stock purchased by two selling stockholders. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders pursuant to this prospectus.

The selling stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of common stock, but we will receive the proceeds from the exercise of any Warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock. See “Plan of Distribution.”
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HUMA.” On August 31, 2022, the last reported sales price of our common stock was $3.65 per share.
Investing in our securities involves a high degree of risk. Before investing in our securities, you should carefully consider the risks and uncertainties described under the caption “Risk Factors” beginning on page 6 of this prospectus and any similar section contained in any prospectus supplement and in any free writing prospectus that we have authorized for use in connection with a specific offering and under similar headings in the documents incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 9, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”), using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the Warrants pursuant to this prospectus.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information described under the heading “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “our company” and “the Company” refer to Humacyte, Inc. (formerly known as Alpha Healthcare Acquisition Corp.) and its consolidated subsidiary, Humacyte Global, Inc.
This prospectus describes the terms of this offering also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement. The information contained in this prospectus or any free writing prospectus, or incorporated by reference herein or therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
The registration statement of which this prospectus forms a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of information filed by us with the SEC are also available on our website at www.humacyte.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.
Neither we nor the selling stockholders have authorized anyone to provide you with information in addition to or different from that contained in this prospectus or any applicable prospectus supplement or free writing prospectus. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide. You should not assume that the information in this prospectus, any applicable prospectus supplement or any free writing prospectus that we have prepared is accurate as of any date other than the date of those documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons who obtain this prospectus and any applicable prospectus supplement should inform themselves about, and observe, any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. All forward-looking statements, expressed or implied, included herewith are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The inclusion of forward-looking information in this prospectus and the documents incorporated by reference herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Factors that may affect our results are disclosed in “Risk Factors” beginning on page 6 of this prospectus, and in the documents incorporated by reference into this prospectus and included or incorporated by reference in this prospectus. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed include, but are not limited to, the following:
•our plans and ability to execute product development, process development and preclinical development efforts successfully and on our anticipated timelines;
•our plans and ability to obtain marketing approval from the U.S. Food and Drug Administration (“FDA”) and other regulatory authorities, including the European Medicines Agency, for our bioengineered human acellular vessels (“HAVs”) and other product candidates;
•our ability to design, initiate and successfully complete clinical trials and other studies for our product candidates and our plans and expectations regarding our ongoing or planned clinical trials, including for our ongoing V005 Phase II/III clinical trial and V007 Phase III clinical trial;
•the outcome of our ongoing discussions with the FDA concerning the design of our ongoing V005 Phase II/III clinical trial, including determination of trial size;
•our anticipated growth rate and market opportunities;
•the potential liquidity and trading of our securities;
•our ability to raise additional capital in the future;
•our ability to use our proprietary scientific technology platform to build a pipeline of additional product candidates;
•the characteristics and performance of our bioengineered HAVs;
•our plans and ability to commercialize our HAVs and other product candidates, if approved by regulatory authorities;
•the expected size of the target populations for our product candidates;
•the anticipated benefits of our HAVs relative to existing alternatives;
•our assessment of the competitive landscape;
•the degree of market acceptance of HAVs, if approved, and the availability of third-party coverage and reimbursement;

•our ability to manufacture HAVs and other product candidates in sufficient quantities to satisfy our clinical trial and commercial needs;
•our expectations regarding our strategic partnership with Fresenius Medical Care Holdings, Inc. to sell, market and distribute our 6 millimeter HAV for certain specified indications and in specified markets;
•the performance of other third parties on which we rely, including our third-party manufacturers, our licensors, our suppliers and the organizations conducting our clinical trials;
•our ability to obtain and maintain intellectual property protection for our product candidates as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others;
•our ability to maintain the confidentiality of our trade secrets, particularly with respect to our manufacturing process;
•our compliance with applicable laws and regulatory requirements, including FDA regulations, healthcare laws and regulations, and anti-corruption laws;
•our ability to attract, retain and motivate qualified personnel and to manage our growth effectively;
•our future financial performance and capital requirements;
•our ability to implement and maintain effective internal controls; and
▪the impact of the COVID-19 pandemic on our business, including our manufacturing efforts, and our preclinical studies and clinical trials.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
These forward-looking statements are only predictions based on our current expectations and projections about future events and are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive industry, and new risks emerge from time to time. It is not possible for the management of Humacyte to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements in this prospectus.
The forward-looking statements included in this prospectus are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We do not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in expectations, except as required by law.
You should read this prospectus, the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part, and any accompanying prospectus supplement with the understanding that the actual future results, levels of activity, performance, events and circumstances of Humacyte may be materially different from what is expected.
MARKET, INDUSTRY AND OTHER DATA
Certain information contained in this prospectus, and any applicable prospectus supplement, and the information incorporated by reference herein and therein, relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Humacyte’s own internal estimates and research. While our management is responsible for the accuracy of such statement and we believe these third-party sources to be reliable as of the date of this prospectus, we have not independently verified the market and industry data contained in this prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.humacyte.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Humacyte’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference into this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below (File No. 001-39532 unless otherwise stated), which are considered to be a part of this prospectus:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2022 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2022, incorporated by reference therein);
•our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed May 13, 2022 and for the quarter ended June 30, 2022, filed August 12, 2022;
•Our Current Report on Form 8-K (other than any items, exhibits or portions thereof furnished to, rather than field with, the SEC) filed with the SEC on June 13, 2022; and
•the description of our common stock contained in Exhibit 4.6 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 29, 2022.
All reports and other documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed, including all such reports and other documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, will also be incorporated by reference into this prospectus and deemed to be part hereof (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein). The information contained in any such filing will be deemed to be a part of this prospectus commencing on the date on which the document is filed.

Any documents incorporated by reference into this prospectus are available without charge to you, upon written request by contacting our Investor Relations department at Investor Relations, Humacyte, Inc., 2525 East North Carolina Highway 54, Durham, North Carolina 27713.
THE COMPANY
Humacyte is pioneering the development and manufacture of off-the-shelf, universally implantable, bioengineered human tissues with the goal of improving the lives of patients and transforming the practice of medicine. We believe our technology has the potential to overcome limitations in existing standards of care and address the lack of significant innovation in products that support tissue repair, reconstruction and replacement. We are leveraging our novel, scalable technology platform to develop proprietary, bioengineered, acellular human tissues for use in the treatment of diseases and conditions across a range of anatomic locations in multiple therapeutic areas. Our lead product candidate is being developed to address critical gaps in existing treatment options for acute vascular injuries in the extremities due to trauma in patient populations that cannot be adequately treated with either autologous vein or synthetic graft.
On August 26, 2021 (the “Closing Date”), Humacyte, Inc. (“Legacy Humacyte”) and Alpha Healthcare Acquisition Corp. (“AHAC”) consummated a business combination pursuant to that certain Business Combination Agreement, dated as of February 17, 2021 (the “Business Combination Agreement”), by and among Legacy Humacyte, AHAC and Hunter Merger Sub (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of AHAC. As contemplated by the Business Combination Agreement, Merger Sub merged with and into Legacy Humacyte, with Legacy Humacyte continuing as the surviving corporation and as a wholly owned subsidiary of AHAC (the “Merger”). On the Closing Date, AHAC changed its name to Humacyte, Inc. and Legacy Humacyte changed its name to Humacyte Global, Inc. AHAC was incorporated in Delaware on July 1, 2020.
Our common stock is traded on Nasdaq under the symbol “HUMA.” The mailing address of our principal executive office is 2525 East North Carolina Highway 54, Durham, North Carolina 27713, and our telephone number is (919) 313-9633. Our website address is http://www.humacyte.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.
Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where you Can Find More Information” and “Incorporation by Reference.”

THE OFFERING

Issuance of Common Stock

Shares of common stock offered by us
Up to 5,177,500 shares of our common stock, which consists of (i) up to 177,500 shares of common stock that are issuable upon the exercise of Private Placement Warrants and (ii) up to 5,000,000 shares of common stock that are issuable upon the exercise of Public Warrants.

Shares of common stock outstanding prior to the exercise of all Warrants	103,006,803 shares (as of August 22, 2022)

Shares of common stock outstanding assuming exercise of all Warrants	108,184,303 shares (based on total shares outstanding as of August 22, 2022)

Exercise price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds
We will receive up to an aggregate of approximately $59.5 million from the exercise of all of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock

Shares of common stock offered by the selling stockholders
Up to (i) 17,500,000 PIPE Shares, (ii) up to 71,696,679 shares of common stock pursuant to the Investor Rights and Lock-up Agreement and (iii) up to 520,161 shares of common stock purchased by two selling stockholders.

Use of Proceeds	We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

Risk Factors	Before investing in our securities, you should carefully read and consider the risks described under the heading “Risk Factors” beginning on page 6 of this prospectus.

Nasdaq Ticker Symbol	Our common stock is listed on Nasdaq under “HUMA.”
RISK FACTORS
Investing in securities issued by us involves a high degree of risk. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of our common stock may decline and you may lose all or part of your investment. Before deciding whether to invest in our securities, you should consider carefully the risks described under the heading “Risk Factors” in any of our filings with the SEC that are incorporated by reference herein.
USE OF PROCEEDS
We will not receive any proceeds from the sale of common stock by the selling stockholders.
We will receive up to an aggregate of approximately $59.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE
We will not receive any proceeds from the sale of common stock by the selling stockholders. The offering price of the shares of common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “HUMAW.”
We cannot currently determine the price or prices at which shares of common stock may be sold by the selling stockholders under this prospectus.
DESCRIPTION OF SECURITIES
The following section describes the material features and rights of our common stock, $0.0001 par value per share, or preferred stock $0.0001 par value per share, and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation (the “Charter”) and our By Laws (the “Bylaws”) and applicable provisions of the Delaware General Corporation Law (“DGCL”). Each of our Charter and Bylaws is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
General
As of the date of this prospectus, our authorized capital stock consists of 270,000,000 shares, comprised of 250,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share. As of August 22, 2022, there were 103,006,803 shares of our common stock outstanding and no shares of preferred stock outstanding. Our common stock is traded on Nasdaq under the symbol “HUMA.”
Common Stock
The Charter provides the following with respect to the rights, powers, preferences and privileges of our common stock.
Voting Rights
Holders of record of our common stock are entitled to one vote for each share held on all matters to be voted upon by stockholders. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders.
Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected each year. There is no cumulative voting with respect to the election of directors.
Dividend Rights
Subject to applicable law and the rights, if any, of the holders of any series of our preferred stock then-outstanding, the holders of our common stock are entitled to receive ratable dividends when, as and if declared by our board of directors out of funds legally available therefor and will share equally on a per share basis in such dividends and distributions.
Rights Upon Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of Humacyte, the holders of shares of common stock are entitled to receive all remaining assets of Humacyte available for distribution to its stockholders, ratably in proportion to the number of shares held by them, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock.
Other Rights
Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock.

Registration Rights
Humacyte and certain of the stockholders of Humacyte and Legacy Humacyte are party to the Investor Rights and Lock-up Agreement, pursuant to which, among other things, such stockholders were granted certain registration rights with respect to certain shares of securities held by them.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
Preferred Stock
Pursuant to the Charter, our board of directors has the authority, without stockholder approval, subject to limitations prescribed by law, to provide for the issuance of up to 20,000,000 shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights of the shares of each series and any qualifications, limitations or restrictions thereof.
Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.
Voting Rights
The laws of the State of Delaware provide that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes to the rights of holders of such preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances and for three years following the date that the stockholder became an interested stockholder, as defined below, from engaging in a “business combination” with:
•a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•on or subsequent to the date of the transaction, the transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Classified Board of Directors
Our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action and Special Meetings
Our Charter provides that any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders. Our Charter further provides that meetings of stockholders of the Company may be called only by the Chairman of the board of directors, the Chief Executive Officer of the Company, or the board of directors pursuant to a resolution adopted by a majority of thereof, and that the ability of the stockholders of the Company to call a special meeting is specifically denied.
Exclusive Forum Selection
Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty, arising pursuant to any provision of the DGCL, Charter or Bylaws, or governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (iii) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Charter.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Our Charter provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the choice of forum provision will not apply to claims brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

SELLING STOCKHOLDERS
This prospectus relates to the resale by the selling stockholders from time to time of up to 89,716,840 shares of common stock, which consists of (i) up to 17,500,000 PIPE Shares issued in the PIPE Investment, (ii) up to 71,696,679 shares of common stock pursuant to the Investor Rights and Lock-up Agreement and (iii) up to 520,161 shares of common stock purchased by two selling stockholders. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders pursuant to this prospectus.
The selling stockholders may from time to time offer and sell any or all of the common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling stockholders” includes the persons listed in the table below, together with any additional selling stockholders listed in any prospectus supplement, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling stockholders’ interests in the common stock, other than through a public sale.
Selling stockholders holding 71,696,679 shares of common stock set forth below are subject to the terms of the Investor Rights and Lock-up Agreement. Under the Investor Rights and Lock-up Agreement, such selling stockholders were granted certain registration rights with respect to certain shares of common stock held by them.
Except as set forth in the footnotes below, the following table sets forth certain information as of August 22, 2022 regarding the beneficial ownership of our common stock by the selling stockholders and the shares of common stock being offered by the selling stockholders. The applicable percentage ownership of common stock is based on approximately 103,006,803 shares of common stock outstanding as of August 22, 2022. Information with respect to shares of common stock owned beneficially after the offering assumes the sale of all of the shares of common stock registered hereby. The selling stockholders may offer and sell some, all or none of their shares of common stock.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Please see “Plan of Distribution” in this prospectus for further information regarding the selling stockholders’ method of distributing these shares.

	Shares of Common Stock
Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby (1)	Number Beneficially Owned After Offering	Percent Owned After Offering
2163 Holdings LLC (2)	9,662	9,662
360 Family Office Fund LLC	62,500	62,500	—	—
715 Management (3)	1,250	1,250	—	—
Aaron Fencil	27,545	27,545	—	—
Adam B. Fencil	38,122	38,122	—	—
AI Humacyte Holdings LLC (4)	2,377,410	2,377,410	—	—
Alexandria Venture Investments, LLC (5)	916,791	916,791	—	—
Allen Heye	12,077	12,077	—	—
AM Global Investments (Cayman) (6)	1,988,795	1,988,795	—	—
Aman Oberoi	12,077	12,077	—	—
Ameeta Walia	9,662	9,662	—	—
Andrew Seighart	17,391	17,391	—	—
Antonio Farnos	50,000	50,000	—	—
Aric Hart	12,500	12,500	—	—
Ayabudge LLC (7)	20,452,504	20,452,504	—	—
Brady W. Dougan (8)	510,161	510,161	—	—
Bangkok Bank Public Company Limited (9)	2,739,208	2,739,208	—	—
Behbehani Finance Company (10)	442,081	442,081	—	—
BEMAP Master Fund Ltd (11)	194,189	194,189	—	—
Benjamin Kwasnick	25,000	25,000	—	—
Bernard Heng Jin Meng	98,012	98,012	—	—
Bespoke Alpha MAC MIM LP (11)	25,148	25,148	—	—
Brennan C. Todd	1,250	1,250	—	—
Brian Robertson (12)	25,000	25,000	—	—
Brian Walsh	13,044	13,044	—	—
Bruce A. Springer (13)	25,000	25,000	—	—
Busolantix Investment S.A. (14)	599,536	599,536	—	—
Carolyn Specht	5,000	5,000	—	—
Carrie S. Cox	756,848	756,848	—	—
Challenger Universal Limited (15)	2,194,604	2,194,604	—	—
Charles Schwab & Co., Inc FBO Elinor Hamblin TTEE Virginia C Thomas Trust (16)	9,662	9,662	—	—
Charles Schwab & Co., Inc FBO Kathleen A Mangan Individual (17)	19,324	19,324	—	—
Christopher Metcalfe	25,000	25,000	—	—
Christopher Metcalfe Charitable Remainder Unitrust	37,500	37,500	—	—
CVI Investments, Inc. (18)	500,000	500,000	—	—
D. Wilson Ervin	276,821	276,821	—	—
Dan Friis Alternatives Ltd. (19)	619,364	619,364	—	—
Daniel Heflin	21,739	21,739	—	—
Dataspring Limited (20)	293,913	293,913	—	—
David Rodricks	4,831	4,831	—	—
Dinan Family Foundation (21)	250,000	250,000	—	—
Dinan Family LP (22)	400,000	400,000	—	—
Dinan Management, L.P. (23)	246,033	246,033	—	—
Dustin White	25,000	25,000	—	—
DS Liquid Div RVA MON LLC (11)	234,240	234,240	—	—
EQ Capital Pte. Ltd. (24)	530,498	530,498	—	—
Eric and Shauna Varvel	321,695	321,695	—	—
Erich Grasso	25,000	25,000	—	—

	Shares of Common Stock
Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby (1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Eric Weinstein	9,662	9,662	—	—
Essex Bio-Investment Limited (25)	200,809	200,809	—	—
EWM Alternative Investments SPV, LLC-Series 7-Unicorn Tech Fund II	96,618	96,618	—	—
Farah Financial Services Ltd.(26)	401,618	401,618	—	—
Fresenius Medical Care Holdings, Inc. (27)	18,312,735	18,312,735	—	—
Furkan Baran	4,831	4,831	—	—
George Sertl	24,155	24,155	—	—
Grazyna Kulczyk	1,283,931	1,283,931	—	—
Gudrun Zoeller	9,662	9,662	—	—
Helman Sitohang	176,832	176,832	—	—
Highmark Long/Short Equity 20 (28)	387,500	387,500	—	—
IC 401k Trust (29)	4,831	4,831	—	—
Iram Zia	14,493	14,493	—	—
Jack Laschever	4,831	4,831	—	—
Jacqueline Berg	9,662	9,662	—	—
John T. Trauth	9,662	9,662	—	—
John A. Chetalet	50,000	50,000	—	—
Joseph F. Skowron III	67,250	67,250	—	—
Kareem Burke	62,500	62,500	—	—
Kenneth and Debbie Hunter Scribner	6,250	6,250	—	—
Kevin Keenan	25,000	25,000	—	—
Yili Kevin Xie (30)	25,000	25,000	—	—
Kwek Buck Chye	20,000	20,000	—	—
Kyle Rusconi	17,391	17,391	—	—
Lau Yuen Yee	82,435	82,435	—	—
Laura E. Niklason (31)	1,158,240	1,158,240	—	—
Legion Method	50,000	50,000	—	—
Leo C. Saenger III	4,831	4,831	—	—
Lilly Tam	5,000	5,000	—	—
Loren T. Niklason	65,026	65,026	—	—
Lubna R. Singh	9,662	9,662	—	—
Marc J. Bishara	25,000	25,000	—	—
Mark Negley	25,000	25,000	—	—
Malgorzata Dobak	41,344	41,344	—	—
Marloes Capital Pte. Limited (32)	547,106	547,106	—	—
Maven Investment Partners US Limited (33)	500,000	500,000	—	—
MI-CM LLC (34)	100,000	100,000	—	—
Michael and Cristina D’Angelo	54,262	54,262	—	—
Michael and Julie Fair	9,662	9,662	—	—
Millennium Trust FBO Richard Levinson IRA (35)	13,044	13,044	—	—
Monashee Pure Alpha SPV I LP (11)	115,419	115,419	—	—
Monashee Solitario Fund LP (11)	148,049	148,049	—	—
Morgan Creek Capital Partners, LLC (36)	961	961	—	—
Mu Dejun	477,840	477,840	—	—
Mulholland Investment Group (37)	37,500	37,500	—	—
Natalon Company Limited	1,768,328	1,768,328	—	—
Ngiam Mia Je Patrick	135,657	135,657	—	—
Ngiam Mia Kiat Benjamin	119,459	119,459	—	—

	Shares of Common Stock
Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby (1)	Number Beneficially Owned After Offering	Percent Owned After Offering
Nineteen77 Global Multi-Strategy Alpha Master Limited (38)	500,000	500,000	—	—
Northland Securities, Inc. (39)	8,333	8,333	—	—
Oppenheimer & Co. Inc.	41,667	41,667	—	—
OrbiMed Genesis Master Fund, L.P. (40)	300,000	300,000	—	—
OrbiMed Partners Master Fund Limited (41)	1,200,000	1,200,000	—	—
Pacific Investment Resources Limited (42)	2,802,492	2,802,492	—	—
Pan Class F Ventures Ltd (43)	1,600,000	1,600,000	—	—
Patrick Sturgeon (44)	140,211	140,211	—	—
Paul D. Ausley	9,662	9,662	—	—
Perch Bay Group, LLC (45)	25,000	25,000	—	—
Peter and Janet Bernthal	30,000	30,000	—	—
Pura Vida Master Fund, Ltd. (28)	662,500	662,500	—	—
Qubit PE, LLC (46)	400,000	400,000
Rajiv Shukla (47)	1,814,789	1,814,789	—	—
Rebecca J. Mason (48)	26,029	26,029	—	—
Rebecca J. and Curtis Mason (49)	15,000	15,000	—	—
Richard Humphrey	25,000	25,000	—	—
Richard Larson	19,324	19,324	—	—
Richard I. Sichel	4,831	4,831	—	—
Richburg Enterprises LLC (50)	1,500	1,500	—	—
Robert and Nancy Blum	124,340	124,340	—	—
Robert Duggan	125,000	125,000	—	—
Robert L. Basso	236,335	236,335	—	—
Scanfert Oy	599,767	599,767	—	—
Schwartz Management, LLC (51)	80,004	80,004	—	—
SFL SPV I LLC (11)	32,955	32,955	—	—
Shakil Riaz	19,324	19,324	—	—
Shindell 2016 GST Trust - (Ervin Shindell) (52)	28,986	28,986	—	—
Sirocco Holdings, Ltd.(53)	884,164	884,164	—	—
Stephen Scott Roth	17,391	17,391	—	—
StoneX Financial Inc C/F Meline Doodnauth – IRA (54)	9,662	9,662	—	—
StoneX Financial Inc C/F Nalini Durgana – IRA (55)	4,831	4,831	—	—
StoneX Financial Inc C/F Oswald Durgana – IRA (56)	4,831	4,831	—	—
Supreme Universal Holdings Limited (57)	1,194,604	1,194,604	—	—
Terrance L. Carlson (58)	25,000	25,000	—	—
Textile Global Sourcing Inc (59)	14,493	14,493	—	—
The GYF Trust (60)	8,942,078	8,942,078	—	—
The Family Trust Created Under the Joan Fencil Revocable Trust Dated September 16, 1996 (61)	76,403	76,403	—	—
The James Fencil Family Trust Dated September 4, 2019 (62)	482,750	482,750	—	—
Tom S. Nichols	9,662	9,662	—	—
Vikas Srivastav	28,986	28,986	—	—
Wake Med	144,928	144,928	—	—
Walleye Opportunities Master Fund Ltd (28)	100,000	100,000	—	—
Walleye Manager Opportunities LLC (28)	100,000	100,000	—	—

	Shares of Common Stock
Name of Selling Stockholder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby (1)	Number Beneficially Owned After Offering	Percent Owned After Offering
William Alan Jolly	12,500	12,500	—	—
Xiao Tian Feng	44,208	44,208	—	—
York Capital Management, L.P. (23)	1,069,454	1,069,454	—	—
York Multi Strategy Master Fund, L.P. (23)	1,221,941	1,221,941	—	—
Yue Wang	44,208	44,208	—	—
Zachary Larson	9,662	9,662	—	—
Zhang Liping	200,000	200,000	—	—
Total	89,716,840	89,716,840	—	—
_____________________
(1)The amounts set forth in this column are the number of shares of common stock that may be offered by each selling stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the selling stockholder may own beneficially or otherwise.
(2)Mark Boyce has full voting and dispositive power over the shares held by 2163 Holdings LLC.
(3)Antonio Tubbs has full voting and dispositive power over shares held by 715 Management.
(4)Each of Access Industries Management, LLC (“AIM”), Access Industries Holdings LLC (“AIH”) and Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by AI Humacyte Holdings LLC because (i) AIM is the sole manager of AI Humacyte Holdings LLC, (ii) AIH controls a majority of the outstanding voting interests in AI Humacyte Holdings LLC and (iii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in AIH. Each of AIM, AIH and Mr. Blavatnik and each of their affiliated entities and the officers, partners, members and managers thereof, other than AI Humacyte Holdings LLC, disclaims beneficial ownership of the shares held directly by AI Humacyte Holdings LLC.
(5)Humacyte leases its principal executive office from an affiliate of Alexandria Venture Investments, LLC.
(6)His Excellency Sheikh Abdulrahman bin Mubarak bin Saif Al-Thani has full voting and dispositive power over the shares held by AM Global Investments (Cayman).
(7)Brady Dougan has full voting and dispositive power over the shares held by Ayabudge LLC. Mr. Dougan serves a director of Humacyte and is married to Laura Niklason, who serves as President and Chief Executive Officer and as a director of Humacyte. By virtue of this relationship, Dr. Niklason may be deemed to share beneficial ownership of the securities held of record by Ayabudge LLC. Ayabudge LLC has pledged 18,930,004 shares to certain lenders in connection with a financing arrangement.
(8)Brady Dougan serves a director of Humacyte and is married to Laura Niklason, who serves as President and Chief Executive Officer and as a director of Humacyte. By virtue of this relationship, Dr. Niklason may be deemed to share beneficial ownership of the securities held of record by Mr. Dougan.
(9)Yanchai Tantiratapong is the Senior Vice President and Investment Department Manager of Bangkok Bank Public Company Limited and has full voting and dispositive power over the shares held by Bangkok Bank Public Company Limited.
(10)Ali Morad Behbehani, President, Hussein Morad Behbehani, Vice President, and Samiha Morad Behbehani, Director, have full voting and dispositive power over the shares held by Behbehani Finance Company.
(11)Monashee Investment Management, LLC is the investment manager of BEMAP Master Fund Ltd, Monashee Pure Alpha SPV I LP, Monashee Solitario Fund LP, Bespoke Alpha MAC MIM LP, SFL SPV I LLC and DS Liquid Div RVA MON LLC and, therefore, has full investment and voting power over the shares held by such funds. Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the right to exercise investment and voting power on behalf of the Monashee Funds. Mr. Muller disclaims any beneficial ownership of the shares held by such funds.
(12)Brian Robertson served as a director of AHAC prior to the Merger.
(13)Bruce A. Springer served as a director of AHAC prior to the Merger.
(14)Patrick Fuchs and Alexander Ospelt are directors of Busolantix Investment S.A. and share full voting and dispositive power over the shares held by Busolantix Investment S.A.
(15)His Excellency Sheikh Hamad Bin Jassim Bin Jabr Al-Thani and his family have full voting and dispositive power over the shares held by Challenger Universal Limited.
(16)Elinor Hamblin has full voting and dispositive power over the shares held by Charles Schwab & Co., Inc. FBO Elinor Hamblin TTEE Virginia C Thomas Trust.
(17)Kathleen A. Mangin has full voting and dispositive power over the shares held by Charles Schwab & Co., Inc FBO Kathleen A Mangan Individual.

(18)Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this prospectus.
(19)Dan Friis is a director of Dan Friis Alternatives Ltd. and has full voting and dispositive power over the shares held by Dan Friis Alternatives Ltd.
(20)Mr. Seow Voon Ping is the ultimate beneficial owner of Dataspring Limited and has full voting and dispositive power over the shares held by Dataspring Limited.
(21)James G. Dinan is the President and Treasurer, and a member of the board of directors, of the Dinan Family Foundation. As a result, Mr. Dinan may be deemed to be the beneficial owner of all shares of common stock directly owned by the Dinan Family Foundation. YGA (defined below) disclaims beneficial ownership of all shares of common stock directly owned by the Dinan Family Foundation.
(22)James G. Dinan is a general partner of Dinan Family LP. As a result, Mr. Dinan may be deemed to be the beneficial owner of all shares of common stock directly owned by Dinan Family LP.
(23)James G. Dinan is the chairman and a senior manager of York Capital Management Global Advisors, LLC (“YGA”) and makes voting and investment decisions on behalf of YGA. YGA is the sole senior managing member of Dinan Management, L.L.C., which is the general partner of each of Dinan Management L.P., York Capital Management, L.P. and York Multi Strategy Master Fund, L.P. As a result, YGA may be deemed to be the beneficial owners of the shares held by each of such funds. The directors and executive officers of YGA are James G. Dinan, Chairman and Chief Executive Officer, and John J. Fosina, Chief Financial Officer.
(24)Ron Sim Chye Hock and Teo Sway Heong, each a director of EQ Capital Pte. Ltd., have full voting and dispositive power over the shares held by EQ Capital Pte. Ltd.
(25)Essex Bio-Investment Limited is a wholly-owned subsidiary of Essex Bio-Technology Limited, a Hong Kong publicly traded company. Ngiam Mia Je Patrick is the Chairman, Executive Director and single largest shareholder of Essex Bio-Technology Limited, and a director of Essex Bio-Investment Limited. Mr. Ngiam has full voting and dispositive power over the shares held by Essex Bio-Investment Limited.
(26)Ali Kolaghassi is the sole director of Farah Financial Services Ltd. and has the authority to make investment decisions on behalf of Farah Financial Services Ltd.
(27)Based solely upon a review of a Schedule 13D filed by Fresenius Medical Care Holdings, Inc. (“Fresenius Medical Care”) on September 2, 2021, Fresenius Medical Care is a wholly-owned subsidiary of Fresenius Medical Care AG & Co. KGaA (“FMC AG & Co. KGaA”) and is the holding company for the North American operations of FMC AG & Co. KGaA. The outstanding share capital of FMC AG & Co. KGaA consists of ordinary shares issued only in bearer form and, accordingly, FMC AG & Co. KGaA faces difficulties precisely determining who its shareholders are at any specified time or how many shares any particular shareholder owns. FMC AG & Co. KGaA has been informed that as of August 22, 2022, Fresenius SE & Co. KGaA (“Fresenius SE”) owned 32.2% of FMC AG & Co. KGaA’s ordinary shares. Fresenius SE is also the owner of all of the outstanding share capital of Fresenius Medical Care Management AG (“Management AG”), the general partner of FMC AG & Co. KGaA and, accordingly, has the sole power to elect the Supervisory Board of Management AG. The Supervisory Board of Management AG has the sole power to appoint the Management Board of Management AG, which acts for Management AG as general partner in conducting the business of FMC AG & Co. KGaA. Through its ownership of the general partner of FMC AG & Co. KGaA, Fresenius SE has de facto management control of FMC AG & Co. KGaA. Fresenius SE’s share capital also consists solely of ordinary shares, issued only in bearer form. Fresenius SE has similar difficulties precisely determining who its shareholders are at any specified time or how many shares any particular shareholder owns. However, based on the most recent notification to Fresenius SE pursuant to the notification requirements of the German Securities Trading Act, Fresenius SE has been informed that the Else Kröner–Fresenius Stiftung (the “Foundation”) owns approximately 26.7% of Fresenius SE’s ordinary shares. The Foundation is also the sole shareholder of Fresenius Management SE (“FSE Management”), the general partner of Fresenius SE, and has sole power to elect the Supervisory Board of FSE Management, which appoints the Management Board of FSE Management. The Management Board of FSE Management acts for FSE Management as general partner in the management of Fresenius SE.
(28)Walleye Manager Opportunities LLC and Walleye Opportunities Master Fund Ltd. are managed accounts of Highmark Limited (the “Managed Accounts”) and Highmark Long/Short Equity 20 is a segregated account of Highmark Limited (the “Segregated Account”). Pura Vida Investments, LLC serves as the sub–advisor to the Managed Accounts and investment manager to the Segregated Account and to Pura Vida Master Fund, Ltd. Efrem Kamen serves as the managing member of Pura Vida Investments, LLC. As a result, Pura Vida Investments, LLC and Mr. Kamen may be deemed to have shared voting and dispositive power with respect to the shares held in the Segregated Account and Managed Accounts, and by Pura Vida Master Fund, Ltd. Pura Vida Investments, LLC and Mr. Kamen disclaim beneficial ownership of such shares except to the extent of each of their pecuniary interest therein.
(29)Aleksandr Simma has full voting and dispositive power over the shares held by IC 401k Trust.
(30)Yili Kevin Xie served as a director of AHAC prior to the Merger.
(31)Laura Niklason serves as the President and Chief Executive Officer and as a director of Humacyte. Dr. Niklason is married to Brady Dougan, who has full voting and dispositive power over the shares held by Ayabudge LLC. By virtue of this relationship, Dr. Niklason may be deemed to share beneficial ownership of the securities held of record by Ayabudge LLC.
(32)Seow Voon Ping and Mr. Seow Lun Hoo are directors of Marloes Capital Pte. Limited and share full voting and dispositive power over the shares held by Marloes Capital Pte. Limited.
(33)Anand Sharma has full voting and dispositive power over the shares held by Maven Investment Partners US Limited.

(34)Brian Finn, Bettina Finn and Melissa Kramer share voting and dispositive power over the shares held by MI-CM LLC.
(35)Richard Levinson has full voting and dispositive power over the shares held by Millennium Trust FBO Richard Levinson IRA.
(36)Mark W. Yusko is Managing Member of Morgan Creek Capital Partners, LLC and has full voting and dispositive power over the shares held by Morgan Creek Capital Partners, LLC.
(37)The voting power of the shares held by Mulholland Investment Group is held equally by MB Insurance Services, Inc., Halftime, Inc. and Daily Operation, Inc., which entities are wholly owned by Marc Bishara, Dustin White and Tomer DeVito. Any two of Messrs. Bishara, White and DeVito together have dispositive power over the shares held by Mulholland Investment Group.
(38)Kevin Russell, the chief investment officer of UBS O’Connor LLC, the investment manager, has voting and/or investment control over the shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited. Mr. Russell disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Exchange Act, except as to such extent of such reporting person’s pecuniary interest in the securities.
(39)Randy Nitzsche is the President and Chief Executive Officer of Northland Securities, Inc. and has full voting and dispositive power over the shares held by Northland Securities, Inc.
(40)OrbiMed Genesis GP LLC is the general partner of OrbiMed Genesis Master Fund, L.P. OrbiMed Advisors LLC is the managing member of OrbiMed Genesis GP LLC. As a result, OrbiMed Genesis GP LLC and OrbiMed Advisors LLC may be deemed to have shared voting power and investment power over the securities held by OrbiMed Genesis Master Fund, L.P. and as a result, may be deemed to have beneficial ownership over such securities. OrbiMed Advisors LLC exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis Master Fund, L.P.
(41)OrbiMed Capital LLC is the investment advisor to OrbiMed Partners Master Fund Limited. OrbiMed Capital LLC is a relying advisor of OrbiMed Advisors LLC. OrbiMed Advisors LLC and OrbiMed Capital LLC exercise voting and investment power through a management committee composed of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Partners Master Fund Limited.
(42)Pacific Investment Resources Limited is managed by Pacific Eagle Asset Management Limited. Mr. Ong Wey Ter Kelvin, a director of Pacific Eagle Asset Management Limited and acting in such capacity is has voting and dispositive power over the shares held by Pacific Investment Resources Limited.
(43)Nichola Dunkley is a director of Pelican Point (BVI) Ltd., which has full voting and dispositive power over the shares held by Pan Class F Ventures Ltd.
(44)Patrick Sturgeon served as Chief Financial Officer and Secretary of AHAC prior to the Merger.
(45)Curtis F. Brockelman, Jr. has full voting and dispositive power over the shares held by Perch Bay Group, LLC.
(46)Neil Ramsey is the Managing Member of Qubit PE, LLC and has full voting and dispositive power over the shares held by Qubit PE, LLC.
(47)AHAC Sponsor LLC, AHAC’s sponsor prior to the Merger, is the record holder of the securities reported herein. Rajiv Shukla, who served as Chief Executive Officer of AHAC prior to the Merger, is the managing member of the Sponsor. By virtue of this relationship, Mr. Shukla may be deemed to share beneficial ownership of the securities held of record by our sponsor. Mr. Shukla disclaims any such beneficial ownership except to the extent of his pecuniary interest.
(48)Rebecca J. Mason has full voting and dispositive power over the shares that she holds of record. Curtis Mason is married to Ms. Mason. By virtue of this relationship, Mr. Mason may be deemed to share beneficial ownership of the securities held of record by Ms. Mason.
(49)Rebecca J. Mason and Curtis Mason share voting and dispositive power over the shares that they hold jointly.
(50)Michelle Richburg has full voting and dispositive power over the shares held by Richburg Enterprises LLC.
(51)Daniel A. Schwartz is the senior managing member of Schwartz Management LLC. As a result, Mr. Schwartz may be deemed to be the beneficial owner of all shares of common stock directly owned by Schwartz Management LLC.
(52)Allan Shindell is Trustee of Shindell 2016 GST Trust - (Ervin Shindell) and has full voting and dispositive power over the shares held by Shindell 2016 GST Trust - (Ervin Shindell).
(53)Mr. Khaled Masri is the director of Sirocco Holdings, Ltd. and has full voting and dispositive power over the shares held by Sirocco Holdings, Ltd.
(54)Meline Doodnauth has full voting and dispositive power over the shares held by StoneX Financial Inc C/F Meline Doodnauth – IRA.
(55)Nalini Durgana has full voting and dispositive power over the shares held by StoneX Financial Inc C/F Nalini Durgana – IRA.
(56)Oswald Durgana has full voting and dispositive power over the shares held by StoneX Financial Inc C/F Oswald Durgana – IRA.
(57)His Highness Sheikh Hamad bin Khalifa bin Hamad Al-Thani is the sole owner of Supreme Universal Holdings Limited.

(58)Terrance L. Carlson served as a director of AHAC prior to the Merger.
(59)Ragini Shrivastav is President of Textile Global Sourcing Inc and has full voting and dispositive power over the shares held by Textile Global Sourcing Inc.
(60)Gavril Abramovich Yushvaev has full voting and dispositive power over the shares held by PTC Trustees GY Limited, as Trustee of The GYF Trust.
(61)James R. Fencil and Rebecca J. Mason are co-trustees of the Joan Fencil Revocable Trust Dated September 16, 1996 and share voting and dispositive power over the shares held by the trust.
(62)James R. Fencil and Rebecca J. Mason are co-trustees of the James Fencil Family Trust Dated September 4, 2019 and share voting and dispositive power over the shares held by the trust.
PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 5,177,500 shares of our common stock, which consists of (i) up to 177,500 shares of common stock that are issuable upon the exercise of Private Placement Warrants and (ii) up to 5,000,000 shares of common stock that are issuable upon the exercise of Public Warrants. We are also registering the resale by the selling stockholders of up to 89,716,840 shares of common stock, which consists of (i) up to 17,500,000 PIPE Shares issued in the PIPE Investment, (ii) up to 71,696,679 shares of common stock pursuant to the Investor Rights and Lock-up Agreement and (iii) up to 520,161 shares of common stock purchased by two selling stockholders.
We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock.
We will not receive any of the proceeds from the sale of common stock by the selling stockholders. The aggregate proceeds to the selling stockholders will be the purchase price of the common stock less any discounts and commissions borne by the selling stockholders.
The shares of common stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares of common stock by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters, agents or broker-dealers;
•“at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•privately negotiated transactions
•options transactions;
•through a combination of any of the above methods of sale; or

•any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling stockholder or borrowed from any selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. If treated as so under applicable securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling stockholder may otherwise loan or pledge shares of common stock to a financial institution or other third party that in turn may sell the shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
In offering the shares of common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for them may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders who are “underwriters,” and the compensation of any broker-dealer who executes sales for them, may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the common stock against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock offered by this prospectus.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Covington & Burling LLP, Washington, D.C. If legal matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.